FOR IMMEDIATE RELEASE
April 28, 2026
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2026 Results
Toledo, Ohio, April 28, 2026…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2026.
First Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $1.02 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.47 per diluted share, an increase of 23% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 16.4%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 22.1%
•SHO portfolio organic same store revenue growth increased 9.5% year-over-year in the first quarter, resulting from 370 basis points ("bps") of average occupancy growth and 5.0% growth in Revenue Per Occupied Room ("RevPOR")
•Year-to-date, closed or under contract to close $10.5 billion of investment activity, including $3.3 billion of pro rata gross investments completed in the first quarter and $7.2 billion of pro rata gross investments closed or are under contract to close subsequent to quarter-end
•We completed $2.8 billion of pro rata dispositions and loan repayments during the first quarter, comprising $1.4 billion of Outpatient Medical ("OM") dispositions which includes follow-on tranches of the previously announced OM portfolio transaction, $524 million of long-term/post-acute care properties which includes the previously announced sale of properties within the Integra joint venture and $873 million of loan repayments
•As of March 31, 2026, reported Net Debt to Adjusted EBITDA of 2.73x and approximately $11.1 billion of available liquidity inclusive of $4.8 billion of available cash and restricted cash and full capacity under our recently upsized $6.25 billion line of credit
•Repaid $700 million of senior unsecured notes at maturity in April 2026 with free cash flow
•Expanded our capital light revenue opportunities through the licensing of our data science platform to Public Storage and a preeminent global private equity real estate firm
Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 8.8% as of March 31, 2026 from 10.8% as of December 31, 2025. We sourced over $4 billion of attractively priced capital, including the assumption of below-market debt, equity issuances and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities.
Expanded Senior Unsecured Line of Credit In March, we closed on an amended $6.25 billion senior unsecured revolving credit line, which enhances flexibility and achieves a 15 bps improvement in pricing. The revolving facility is comprised of a $4.25 billion tranche that matures on March 6, 2030 and a $2.0 billion tranche that matures on July 24, 2029. We have an ability, on an uncommitted basis, to upsize the revolving facility by up to an additional $1.25 billion. The amended facility increases our total available credit facilities to $7.5 billion. Concurrent with the closing, we repaid our existing $1 billion USD term loan and $250 million CAD term loan with cash on hand.
Unsecured Senior Note Activity Repaid $700 million of senior unsecured notes in April 2026 with free cash flow.
Recent Investment Activity
In the first quarter, we completed $3.3 billion of pro rata gross investments. Additionally, we completed pro rata property dispositions of $1.9 billion and loan repayments of $873 million weighted towards the back half of the quarter.
Notable Portfolio Activity

1Q26	Earnings Release	April 28, 2026
Amica Senior Lifestyles Acquisition On April 1, 2026, we completed the previously announced acquisition of a Canadian portfolio of 38 seniors housing communities for a pro rata purchase price of C$4.1 billion, including cash of C$3.5 billion and the assumption of C$617 million of secured debt, representing our proportionate share, with an average interest rate of 3.6%. Additionally, we entered into forward purchase agreements to acquire five properties currently under development.
Dividend On April 28, 2026, the Board of Directors declared a cash dividend for the quarter ended March 31, 2026 of $0.74 per share. This dividend, which will be paid on May 21, 2026 to stockholders of record as of May 13, 2026, will be our 220th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2026 Net income attributable to common stockholders guidance has been revised to a range of $3.24 to $3.38 per diluted share from the previous range of $3.11 to $3.27. We also increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $6.21 to $6.35 per diluted share from the previous range of $6.09 to $6.25. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 12.25% to 16.00%, which is comprised of the following components:
◦Seniors Housing Operating approximately 16.5% to 21.5%
◦Seniors Housing Triple-net approximately 3.0% to 4.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions, restructures or capital activity beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $263 million to $271 million and stock-based compensation expense to be approximately $60 million.
•Dispositions: We expect pro rata disposition proceeds of $1.4 billion at a blended yield of 6.7% in the next twelve months. This includes approximately $1.1 billion of consideration from expected property sales and $0.3 billion of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2026 outlook and assumptions on the first quarter 2026 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, April 29, 2026 at 9:00 a.m. Eastern Time to discuss our first quarter 2026 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 6, 2026. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

1Q26	Earnings Release	April 28, 2026
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and U.K. properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA

1Q26	Earnings Release	April 28, 2026
and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. In addition, we use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges. Fixed charges include total interest expense and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2026, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom and Canada. Our portfolio of 2,500+ seniors and wellness housing communities is positioned at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System - our end-to-end operating platform - we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors." Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among others, management's expectations regarding the favorable impact of the acquisitions made and additional acquisition pipeline and our statements under the section "Outlook for 2026." Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; geopolitical tensions or conflicts, such as the ongoing conflict between Russia and Ukraine and in the Middle East, and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q26	Earnings Release	April 28, 2026
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2026	2025
Assets
Real estate investments:
Land and land improvements	$6,736,066	$5,552,719
Buildings and improvements	52,873,371	44,793,835
Acquired lease intangibles	2,853,696	2,688,181
Real property held for sale, net of accumulated depreciation	749,426	95,667
Construction in progress	764,223	1,045,160
Less accumulated depreciation and intangible amortization	(10,822,151)	(11,092,885)
Net real property owned	53,154,631	43,082,677
Right of use assets, net	2,023,166	1,230,343
Investments in sales-type leases, net	57,800	—
Real estate loans receivable, net of credit allowance	2,567,564	1,772,708
Net real estate investments	57,803,161	46,085,728
Other assets:
Investments in unconsolidated entities	2,045,081	1,787,398
Cash and cash equivalents	4,703,775	3,501,851
Restricted cash	115,518	108,434
Receivables and other assets	2,553,021	1,810,203
Total other assets	9,417,395	7,207,886
Total assets	$67,220,556	$53,293,614

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	15,159,712	13,219,202
Secured debt	2,773,856	2,504,655
Lease liabilities	2,051,273	1,285,727
Accrued expenses and other liabilities	2,306,445	1,702,053
Total liabilities	22,291,286	18,711,637
Redeemable noncontrolling interests	196,411	277,461
Equity:
Common stock	704,860	652,088
Capital in excess of par value	52,409,593	42,030,903
Treasury stock	(22,853)	(20,172)
Cumulative net income	11,762,241	10,354,681
Cumulative dividends	(20,717,700)	(18,751,105)
Accumulated other comprehensive income	(342,466)	(309,636)
Total Welltower Inc. stockholders' equity	43,793,675	33,956,759
Noncontrolling interests	939,184	347,757
Total equity	44,732,859	34,304,516
Total liabilities and equity	$67,220,556	$53,293,614

1Q26	Earnings Release	April 28, 2026

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2026	2025
Revenues:
Resident fees and services	$2,780,931	$1,864,530
Rental income	453,842	461,567
Interest income	70,929	62,490
Other income	46,224	34,500
Total revenues	3,351,926	2,423,087
Expenses:
Property operating expenses	2,055,420	1,462,390
Depreciation and amortization	622,752	485,869
Interest expense	192,715	144,962
General and administrative expenses	67,474	63,758
Loss (gain) on derivatives and financial instruments, net	—	(3,210)
Loss (gain) on extinguishment of debt, net	727	6,156
Provision for loan losses, net	1,632	(2,007)
Impairment of assets	4,826	52,402
Other expenses	61,137	14,060
Total expenses	3,006,683	2,224,380
Income (loss) from continuing operations before income taxes and other items	345,243	198,707
Income tax (expense) benefit	(11,633)	5,519
Income (loss) from unconsolidated entities	(1,686)	1,263
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	420,400	51,777
Income (loss) from continuing operations	752,324	257,266

Net income (loss)	752,324	257,266
Less: Net income (loss) attributable to noncontrolling interests(1)	23,652	(691)
Net income (loss) attributable to common stockholders	$728,672	$257,957
Average number of common shares outstanding:
Basic	699,837	643,393
Diluted	726,255	653,795
Net income (loss) attributable to common stockholders per share:
Basic	$1.04	$0.40
Diluted(2)	$1.02	$0.40
Common dividends per share	$0.74	$0.67

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

1Q26	Earnings Release	April 28, 2026

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2026	2025
Net income (loss) attributable to common stockholders	$728,672	$257,957
Depreciation and amortization	622,752	485,869
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(415,574)	625
Noncontrolling interests(1)	17,100	(9,468)
Unconsolidated entities(2)	29,598	30,214
NAREIT FFO attributable to common stockholders	982,548	765,197
Normalizing items, net(3)	84,119	21,980
Normalized FFO attributable to common stockholders	$1,066,667	$787,177

Average diluted common shares outstanding	726,255	653,795

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$1.02	$0.40
NAREIT FFO	$1.35	$1.17
Normalized FFO	$1.47	$1.20

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.67
Normalized FFO attributable to common stockholders per share	$1.47	$1.20
Normalized FFO payout ratio	50%	56%

Other items:(5)
Net straight-line rent and above/below market rent amortization	$(58,621)	$(46,121)
Non-cash interest expenses(6)	13,565	12,869
Recurring cap-ex, tenant improvements and lease commissions(7)	(69,474)	(74,550)
Stock-based compensation(8)	17,213	14,643

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units, where applicable.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(7) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(8) Excludes normalized stock compensation expense related to the 2021 Special Performance Option Awards.

1Q26	Earnings Release	April 28, 2026

Normalizing Items			Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2026		2025
Loss (gain) on derivatives and financial instruments, net	$—		$(3,210)
Loss (gain) on extinguishment of debt, net	727	(1)	6,156
Provision for loan losses, net	1,632	(2)	(2,007)
Income tax benefits	—		(7,586)
Other expenses	61,137	(3)	14,060
Special incentive plan compensation	221	(4)	2,862
Casualty losses, net of recoveries	3,040	(5)	3,842
Foreign currency loss (gain)	(2,926)	(6)	109
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	20,288	(7)	7,754
Net normalizing items	$84,119		$21,980

Average diluted common shares outstanding	726,255		653,795
Net normalizing items per diluted share	$0.12		$0.03

(1) Primarily related to the extinguishment of secured debt.
(2) Primarily related to adjustments to reserves for loan losses under the current expected credit losses accounting standard.
(3) Primarily related to non-capitalizable transaction costs and legal fees.
(4) Primarily related to expenses recognized on the 2021 Special Performance Option Awards.
(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(7) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2026				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2,244	$2,359	$2,370	$2,472
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	(564)	(564)	(576)	(576)
Depreciation and amortization(1)	2,712	2,712	2,669	2,669
NAREIT FFO attributable to common stockholders	4,392	4,507	4,463	4,565
Normalizing items, net(1,2)	—	—	84	84
Normalized FFO attributable to common stockholders	$4,392	$4,507	$4,547	$4,649

Diluted per share data attributable to common stockholders:
Net income	$3.11	$3.27	$3.24	$3.38
NAREIT FFO	$6.09	$6.25	$6.10	$6.24
Normalized FFO	$6.09	$6.25	$6.21	$6.35

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(289)	$(289)	$(299)	$(299)
Non-cash interest expenses	52	52	57	57
Recurring cap-ex, tenant improvements and lease commissions(3)	(459)	(459)	(465)	(465)
Stock-based compensation	63	63	63	63

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) See Exhibit 2.
(3) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

1Q26	Earnings Release	April 28, 2026

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31,
	2026	2025	% growth
Net income (loss)	$752,324	$257,266
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(420,400)	(51,777)
Loss (income) from unconsolidated entities	1,686	(1,263)
Income tax expense (benefit)	11,633	(5,519)
Other expenses	61,137	14,060
Impairment of assets	4,826	52,402
Provision for loan losses, net	1,632	(2,007)
Loss (gain) on extinguishment of debt, net	727	6,156
Loss (gain) on derivatives and financial instruments, net	—	(3,210)
General and administrative expenses	67,474	63,758
Depreciation and amortization	622,752	485,869
Interest expense	192,715	144,962
Consolidated NOI	1,296,506	960,697
NOI attributable to unconsolidated investments(1)	48,240	28,316
NOI attributable to noncontrolling interests(2)	(11,785)	(14,284)
Pro rata NOI	1,332,961	974,729
Non-cash NOI attributable to same store properties	(26,225)	(34,521)
NOI attributable to non-same store properties	(581,183)	(329,904)
Currency and ownership adjustments(3)	(1,858)	9,717
Normalizing adjustments, net(4)	(1,734)	22
Same Store NOI (SSNOI)	$721,961	$620,043	16.4%

Seniors Housing Operating	531,817	435,659	22.1%
Seniors Housing Triple-net	79,538	76,534	3.9%
Outpatient Medical	23,842	23,285	2.4%
Long-Term/Post-Acute Care	86,764	84,565	2.6%
Total SSNOI	$721,961	$620,043	16.4%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate U.K. properties at a GBP/USD rate of 1.23.

(4) Includes other adjustments described in the accompanying Supplement.

1Q26	Earnings Release	April 28, 2026

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	March 31,
	2026	2025
Consolidated SHO revenues	$2,790,374	$1,867,871
Unconsolidated SHO revenues attributable to WELL(1)	55,328	56,430
SHO revenues attributable to noncontrolling interests(2)	(21,914)	(23,074)
SHO pro rata revenues(3)	2,823,788	1,901,227
Non-cash and non-RevPOR revenues on same store properties	(2,516)	(5,082)
Revenues attributable to non-same store properties	(1,094,049)	(343,836)
Currency and ownership adjustments(4)	(4,719)	19,982
Other normalizing adjustments(5)	(419)	—
SHO SS RevPOR revenues(5)	$1,722,085	$1,572,291

Average occupied units/month(6)	92,987	89,119
SHO SS RevPOR(7)	$6,259	$5,963
SS RevPOR YOY growth	5.0%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

1Q26	Earnings Release	April 28, 2026

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 6
(in thousands)
Three Months Ended
March 31,
2026
Net income (loss)	$752,324
Interest expense	192,715
Income tax expense (benefit)	11,633
Depreciation and amortization	622,752
EBITDA	1,579,424
Loss (income) from unconsolidated entities	1,686
Stock-based compensation	17,434
Loss (gain) on extinguishment of debt, net	727
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(420,400)
Impairment of assets	4,826
Provision for loan losses, net	1,632
Other expenses	61,137
Casualty losses, net of recoveries	3,040
Adjusted EBITDA	$1,249,506

Total debt(1)	$18,455,978
Cash and cash equivalents and restricted cash	(4,819,293)
Net debt	$13,636,685

Adjusted EBITDA annualized	$4,998,024
Net debt to Adjusted EBITDA ratio	2.73x

(1) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,528,863,000 as of March 31, 2026.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	March 31, 2026	March 31, 2025
Common shares outstanding	704,687	651,889
Period end share price	$197.71	$153.21
Common equity market capitalization	$139,323,667	$99,875,914

Total debt	$18,455,978	$15,831,799
Cash and cash equivalents and restricted cash	(4,819,293)	(3,610,285)
Net debt	13,636,685	12,221,514

Noncontrolling interests(1)	1,135,595	625,218
Consolidated enterprise value	$154,095,947	$112,722,646
Net debt to consolidated enterprise value	8.8%	10.8%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

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